UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2023

Myomo, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38109	47-0944526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Portland St., 4th Floor Boston, MA	02114
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code: (617) 996-9058

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MYO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 24, 2023, Myomo, Inc. (the “Company”) issued and sold to certain investors (the “Investors”), including one of the Company’s 5% stockholders AIGH Capital Management, LLC and certain officers and employees of the Company, in a registered public offering (the “Offering”) (i) 5,413,334 shares of the Company’s common stock (the “Common Stock”), par value $0.0001 per share (each a “Share” and collectively the “Shares”); and (ii) pre-funded warrants in lieu of shares of Common Stock (the “Pre-Funded Warrants”) to purchase 1,920,000 shares of Common Stock, for prices equal to $0.60 per Share and $0.5999 per Pre-Funded Warrant.

A.G.P./Alliance Global Partners acted as the sole placement agent (the “Placement Agent”), on a “reasonable best efforts” basis, in connection with the Offering. The Shares and Pre-Funded Warrants actually sold and the Shares issuable upon the exercise of the Pre-Funded Warrants are being offered and sold pursuant to a shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2021 and declared effective by the SEC on May 25, 2021 (File No. 333-256159). A final prospectus supplement relating to the offering was filed with the SEC on August 28, 2023.

For a period of ninety (90) days from the closing date of the Offering, the Company (and its subsidiaries) agreed not to (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of the Company’s Common Stock or common stock equivalents (other than certain exempt issuances); or (ii) to file any registration statement or amendment or supplement thereto, other than the prospectus supplements or filing a registration statement on Form S-8 in connection with an employee benefit plan of the Company. Furthermore, for a period of twelve (12) months from the closing date of the Offering, the Company (and its subsidiaries) shall be prohibited from (i) effecting or entering into certain agreements for the issuance of Common Stock or common stock equivalents (or a combination thereof) involving a Variable Rate Transaction, as defined in the Purchase Agreement, and (ii) reducing the exercise price of any common stock equivalent, including the warrants issued in its February 2020 public offering.

A holder (together with its affiliates) will not be able to exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise. However, upon prior notice from the holder to the Company, a holder may increase or decrease the amount of ownership of outstanding shares of Common Stock up to 9.99% of the number of the Company’s shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Securities Exchange Act of 1934, as amended, provided that any increase shall not be effective until 61 days following notice to us.

The closing of the Offering is expected to occur on August 29, 2023, subject to satisfaction of customary closing conditions set forth in the Purchase Agreement. The Company is expected to receive gross proceeds of $4.4 million in connection with the Offering before deducting Placement Agent fees and other offering expenses. The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include working capital and capital expenditures, research and development expenses and sales and marketing activities. If the Centers for Medicare and Medicaid Services finalizes the Company’s classification as a brace and publishes a fee in conjunction with the next public meeting, which is expected to be held before the end of the year, the proceeds will also be used to fund additions to the Company’s headcount in order to service a greater number of patients and to procure additional inventory to ramp its operations.

The Company entered into a Placement Agency Agreement, dated August 24, 2023, by and between the Company and the Placement Agent (the “Placement Agency Agreement”). Pursuant to the Placement Agency Agreement, the Placement Agent will receive an aggregate cash fee of 6% of the aggregate gross proceeds of the Offering, a non-accountable expense allowance of $10,000 and an accountable expenses of up to $50,000 related to the legal fees.

The foregoing summaries of the Pre-Funded Warrant and Placement Agency Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 4.1 and 10.1, respectively, to this Report on Form 8-K, which are incorporated herein by reference.

A copy of the legal opinion and consent of Goodwin Procter LLP relating to the securities is attached as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Goodwin Procter LLP

10.1	Placement Agency Agreement, dated as of August 24, 2023, by and between Myomo, Inc. and A.G.P./Alliance Global Partners

23.1	Consent of Goodwin Procter LLP (contained in Exhibit 5.1 above)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2023
MYOMO, INC.

	By:	/s/ David A. Henry
	Name:	David A. Henry
	Title:	Chief Financial Officer